Exhibit 10.16

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into as of February 9, 2007 by and among Ronald L. Whaley (“Whaley”) on the one hand and Solo Cup Company and Solo Cup Investment Corporation (collectively the “Company”) on the other hand.

SECTION 1

TERMINATION DATE

The effective date of Whaley’s separation from all positions and employment with the Company and its Affiliates (as defined in subsection 6.2) is April 17, 2006 (“Termination Date”). The parties agree that as of the Termination Date, Whaley resigned from all elected positions (including all directorships) with the Company and its Affiliates. Following the Termination Date, Whaley had no authority to bind the Company or its Affiliates and shall have no such authority hence forth.

SECTION 2

PAYMENTS AND BENEFITS

Whaley’s rights to compensation, benefits, payments, and distributions from the Company and its Affiliates shall be determined exclusively in accordance with the following provisions of this Section 2.

2.1. Welfare Benefits. For a period extending from the date of this Agreement through February 28, 2007, the Company shall continue to provide the same medical, prescription, dental, and vision coverage that has been provided since the Termination Date with no premium contribution required from Whaley or his dependents. From March 1, 2007 through April 16, 2008 and with no premium contribution required from Whaley or his dependents, the Company will provide Whaley and any dependents covered prior to the Termination Date with coverage under the following welfare benefit plans of the Company applicable to senior executives, according to the terms of such benefit plans in effect as of March 1, 2007 and as summarized in the documents attached as Exhibit A hereto: medical, prescription, PPO dental, and vision (“Listed Welfare Benefit Programs”). To the extent that a covered dependent becomes ineligible for medical coverage under the terms of the benefit plan then in effect before April 16, 2008, coverage for such dependent will cease as of the time such dependent becomes ineligible. The period of coverage provided since the Termination Date will be counted toward satisfaction of the period of coverage to which Whaley is entitled under Section 4980B of the Internal Revenue Code and Section 601 of the Employee Retirement Income Security Act (sometimes referred to as “COBRA coverage”). In the event Whaley is offered similar coverage to any of the Listed Welfare Benefit Programs by an employer prior to April 16, 2008, the Company’s obligation to provide coverage to Whaley or his dependents under that welfare benefit program shall immediately terminate.

2.2. Indemnification. The provisions of Article IX of the employment agreement entered into between Whaley and the Company dated February 27, 2004 (“Employment Agreement”) shall continue to apply, notwithstanding anything contained in this Agreement.

2.3. Stock Options. The option(s) on 113,086 shares granted to Whaley pursuant to the award agreement(s) dated February 27, 2004 under the 2004 Management Investment and Incentive Compensation Plan will be canceled without separate payment therefor, and Whaley will have no further rights with respect to such agreement(s) or option(s) or any other outstanding options, whether vested or not.

2.4. CPU Awards. The Convertible Preferred Unit Award Agreement entered into by Whaley and Solo Cup Investment Corporation dated as of April 14, 2004 will be canceled for good and valuable consideration, and Whaley will have no rights with respect to such agreement or award or any other convertible preferred unit award or convertible preferred stock.

2.5. Lump-Sum Payment. The Company shall pay Whaley within ten (10) days following the date of this Agreement, a lump-sum cash payment of $3 million ($3,000,000), less withholding for income, payroll and other taxes required in connection with this Agreement, amounting to a net lump-sum cash payment to Whaley of $2,110,455.00.

2.6. Forgiveness of Certain Amounts. The Company hereby forgives repayment by Whaley of the following amounts that are or may be due and owing to the Company and its Affiliates: (i) $639,000, which is the outstanding principal amount of the interest-free loan that was granted to Whaley pursuant to Amendment One of the Employment, Confidentiality and Non-Competition Agreement dated August 4, 1999, by and between Solo Cup Company and Whaley; and (ii) director fees in the amount of $21,270 (which represents the prorated portion of the $30,000 total payment) that Whaley was paid for services to be rendered during 2006 that were not performed.

2.7. Attorneys’ Fees, Costs and Expenses. Each of Company and Whaley shall be solely responsible for their own attorneys’ fees, expenses, and costs.

2.8. Other Payments. Except as expressly provided in the Agreement, Whaley shall be entitled to no compensation, benefits or other payments or distributions. Whaley has previously received a distribution of all earned and/or vested benefits to which Whaley was entitled following the termination of his employment under any benefit plan of the Company or under applicable law.

SECTION 3

REPRESENTATIONS AND COVENANTS

3.1. Assistance with Claims. In light of Whaley’s long association with the Company and the positions that he held with the Company and its Affiliates, Whaley may have knowledge that would be important to the Company and its Affiliates in addressing claims or disputes that may arise. Whaley agrees that he will provide reasonable assistance by sharing his knowledge with the Company and its Affiliates at their reasonable request. The Company will consult with Whaley, and make reasonable efforts to schedule such assistance so as not to materially disrupt his business and personal affairs. The Company agrees to pay Whaley a per diem in the amount of $5,600 per day spent providing assistance at the Company’s request pursuant to this provision, such amount to be pro-rated at $700 per hour for any portion of a day. In addition, the Company agrees to reimburse Whaley for all of his reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Whaley’s obligation to provide assistance under this provision shall terminate on April 17, 2008. Nothing in this subsection 3.1 is intended to affect in any manner Whaley’s testimony at a legal proceeding in response to a lawful and properly served subpoena or to affect Whaley’s cooperation with any governmental investigation, and no per diem or other amount will be paid to Whaley in connection with such testimony or cooperation.

3.2. Restrictions. Whaley agrees he will remain subject to the restrictions of Article VIII of the Employment Agreement (which relates to confidentiality, competition, and certain other restrictions). Provided, however, that in the event that Whaley wishes to provide services to a company that would otherwise not be permitted under Article VIII of the Employment Agreement, Whaley may provide advance written notice to the Company, informing the Company as to the entity for which he proposes to perform services and the general nature of the services to be performed, and the Company may waive the application of Article VIII, which waiver may not be unreasonably withheld by the Company and which waiver will be confirmed or refused by the Company within five (5) business days of receipt of written notice from Whaley as provided for herein. Notwithstanding anything else contained in this Agreement, Whaley shall be permitted, during the time that Article VIII of the Employment Agreement remains in effect, to disclose the language of this section 3.2 in the form provided in Exhibit B to this Agreement, to a company for which he proposes to perform services.

3.3. Confidentiality of the Agreement. Whaley and the Company agree to keep the Agreement strictly confidential and not to inform any person of the Agreement or its terms except that the Company may inform Company officials with a need to know, Whaley may inform his spouse, the Company and Whaley may disclose the Agreement where required to do so by law or requested to do so by a government agency, and the Company and Whaley may inform their attorneys and accountants for purposes of complying with accounting and legal obligations. Whaley and the Company will instruct any person to whom information is permitted to be disclosed pursuant to this provision to keep such information strictly confidential. The Company agrees that, if the Company discloses the contents of the Agreement in documents filed with the SEC and regularly made available to the public, the information so disclosed shall no longer be confidential. In the event the Company has not disclosed the contents of the Agreement in documents filed with the SEC and regularly made available to the public and Whaley is asked about the terms of the Agreement or the manner of resolution of his dispute with the Company in the context of future employment, he will say only that “the matter has been resolved to the Parties’ satisfaction”.

3.4. Return of Company Property. Whaley hereby agrees that he will return to the Company one (1) laptop computer and two (2) cellular telephones that the Company or its Affiliates provided for his use while he was an employee and executive officer of the Company within five (5) business days of the date of this Agreement. Whaley hereby represents and warrants that he has returned all writings, files, data, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any confidential information relating to the Company or its Affiliates.

3.5. Settlement of Current Litigation. In consideration of the above-referenced payments and benefits provided to Whaley and the mutual promises contained herein, Whaley hereby agrees that this Agreement constitutes a final and full settlement of all claims and actions currently pending against Company by Whaley, including Whaley v. Solo Cup Investment Corp. and Solo Cup Company, Case No. 06 L 811 (filed in the Circuit Court for the Nineteenth Judicial District, Lake County, Illinois). Further, Whaley agrees to file within eight (8) days of the date of this Agreement a dismissal of his complaint in the above-referenced action. That dismissal shall be without prejudice with leave to reinstate for thirty (30) days, and shall provide that the dismissal is converted to a dismissal with prejudice in the event that the action is not reinstated by Whaley. Whaley shall be permitted to reinstate the action only in the event that the Company does not perform its obligations under Section 2.5 of this Agreement.

SECTION 4

WHALEY RELEASE AND WAIVER

4.1. Release and Waiver; Definitions. Whaley, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which Whaley now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which Whaley may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Agreement, including but not limited to, Claims arising out of or related to Whaley’s employment by the Company and its Affiliates (including, without limitation, his employment as President and Chief Operating Officer) and/or his service as a director of the Company or its Affiliates and/or Whaley’s termination or resignation from such employment or service. However, nothing in this Release and Waiver shall constitute a release of any Claims of Whaley (or other Executive Releasors) that may arise under this Agreement; or purport to release any claims which may not lawfully be released.

For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)	The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity (except for claims for breach of the Agreement), and Claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) any state antidiscrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law; or (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)	The term “Company Releasees” shall include the Company and its Affiliates.

(c)	The term “Executive Releasors” shall include Whaley and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through Whaley.

4.2. Conditions. The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:

(a)	By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release and Waiver.

(b)	In exchange for this Release and Waiver, Whaley hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled.

(c)	The Executive acknowledges that he (i) has been represented by counsel of his choosing throughout any proceedings against the Solo Cup Investment Corp. and Solo Cup Company; (ii) has carefully read the Agreement and this Release and Waiver in their entirety; (iii) understands their terms and conditions; (iv) has been advised by the Company to consult with his attorneys prior to executing the Agreement and this Release and Waiver and has done so; (v) has been offered a reasonable and sufficient time in which to decide whether to execute the Agreement; (vi) executes the Agreement free from undue influence, duress or coercion from any party; (vii) enters into the Agreement and this Release and Waiver voluntarily and of his own volition and free will; and (viii) agrees to be bound by the terms of the Agreement and this Release and Waiver.

(d)	Whaley understands that he may revoke this Agreement by hand-delivering his written intention to revoke to the General Counsel of the Company within seven (7) days after he executes this Agreement.

4.3. Covenant Not to Sue. Whaley agrees and warrants that he will not commence or maintain any action on any Claim released herein, nor will he allow or authorize any such action to be brought on his behalf.

4.4. Effective Date. This Agreement (including this Release and Waiver), shall become final and binding on the eighth (8th) day after the execution by all parties of the Agreement; provided that Whaley does not revoke his acceptance of the Agreement.

SECTION 5

COMPANY RELEASE AND WAIVER

5.1. Release and Waiver; Definitions. Except for a claim based on Whaley’s willful misconduct, a claim based on Whaley’s willful violation of a state or federal law, or a claim for a breach of this Agreement, the Company, for and on behalf of itself and the other Company Releasors, releases and forever discharges Whaley and the other Executive Releasees from any and all Claims based upon or arising out of any matter or thing whatsoever alleged to cause damage to the Company, occurring or arising on or before the date of this Agreement, including but not limited to, Claims arising out of or relating to Whaley’s employment by the Company and its Affiliates (including, without limitation, his employment as President and Chief Operating Officer) and/or his service as a director of the Company or its Affiliates and/or Whaley’s termination or resignation from such employment or service, and shall include, without limitation, Claims arising out of or relating to expense reimbursements to Whaley and Claims arising out of or relating to repayment of amounts forgiven in Section 2.6 of this Agreement.

For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)	The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(b)	The term “Company Releasors” shall include the Company and its Affiliates.

(c)	The term “Executive Releasees” shall include Whaley and his family, heirs, executors, representatives, agents, insurers, administrators, successors, and assigns.

5.2. Covenant Not to Sue. Company agrees that it will not commence or maintain any action on any Claim released herein, nor will Company allow any such action to be brought on its behalf.

5.3. Effective Date. This Agreement (including this Release and Waiver) shall become final and binding on the eighth (8th) day after the execution by all parties of the Agreement, provided that Whaley does not revoke his acceptance of the Agreement.

SECTION 6

MISCELLANEOUS

6.1. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. Except as otherwise specified herein, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

6.2. Successors and Affiliates. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. For purposes of this Agreement, the term “Affiliate” means (a) any corporation, partnership, joint venture or other entity which, as of the Termination Date, owned, directly or indirectly, at least fifty percent of the voting power of all classes of stock of the Company (or any successor to the Company) entitled to vote; and (b) any corporation, partnership, joint venture or other entity in which, as of the Termination Date, at least a fifty percent voting interest was owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (a) next above.

6.3. Effect of Breach. Whaley acknowledges that the Company would be irreparably injured by his violation of subsections 3.2, 3.3, 3.4, and 3.5, and he agrees that the Company and its Affiliates, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Whaley from any actual or threatened breach of such subsections.

6.4. Waiver of Breach. The waiver by either Whaley or the Company (or its Affiliates) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either Whaley or the Company. Continuation of benefits hereunder by the Company following a breach by Whaley of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

6.5. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). Provided, however, that Whaley understands and agrees that the obligations undertaken by Whaley in Sections 3.5 and Section 4 of this Agreement are material and that the Company would not have reached this Agreement without those provisions.

6.6. No Admission. Neither the Company nor Whaley admits any fault, wrongdoing, or liability. Nothing contained in this Agreement, nor any action taken in connection with this Agreement shall constitute an admission or evidence of fault, wrongdoing or liability by the Company or Whaley.

6.7. Other Agreements. Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between Whaley and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Employment Agreement and any other employment agreements that may have been made by and between Whaley and the Company or its predecessors or Affiliates. Except as otherwise specifically provided in this Agreement, or as independently imposed by law, as of the Termination Date, all rights, duties and obligations of both Whaley and the Company pursuant to the Employment Agreement shall terminate.

6.8. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL. 60035

or to Whaley at the most recent home address shown in the records of the Company, with a copy to his counsel as follows:

Leslie A. Klein

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 2500

Chicago, IL 60601

Fax: (312) 899-0345

All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

6.9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state. Any disputes between Whaley and the Company with respect to matters covered by the Agreement that cannot be resolved by the parties will be litigated in federal court in Illinois if the prerequisites for diversity jurisdiction are met. If the federal court does not have jurisdiction over the dispute, the controversy will be resolved through the Illinois state court system.

6.10. Presumption. This Agreement and any provisions thereof shall not be construed against Whaley or the Company due to the fact that said Agreement or provision was drafted by Whaley or the Company.

6.11. Release and Waiver is Knowing and Voluntary. Whaley intends the Release and Waiver he gives in this Agreement to be fully enforceable. To that end, Whaley confirms that (a) he has read and understood the provisions of this Agreement; (b) he has been represented by counsel of his choosing throughout the negotiation of this Agreement; (c) he finds the Agreement to be understandable or has received explanation from his counsel that has enabled him to understand the Agreement; (d) he understands that the Release and Waiver refers to rights under the Age Discrimination in Employment Act, among others; (e) this Agreement does not waive rights that arise after the date of this Agreement; (f) he has been permitted up to twenty-one (21) days to consider the terms of this Agreement and decide whether or not to enter into this Agreement; (g) he understands that he may revoke this Agreement within seven (7) days after he signs this Agreement by delivering written notice of his revocation to Marcia Goodman, Mayer, Brown, Rowe & Maw LLP, 71 S. Wacker Drive, Chicago, IL 60606 and that, unless he delivers such revocation, this Agreement will remain final and binding.

6.12. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

Accepted and agreed to:

/s/ Ronald L. Whaley	Solo Cup Company
Ronald L. Whaley
	By:	/s/ Robert M. Korzenski
Date: 2-9-2007	Its:	CEO
	Date:	2-11-07

Solo Cup Investment Corporation

	By:	/s/ Robert M. Korzenski
	Its:	CEO
	Date:	2-11-07

EXHIBIT A

[Schedule of Benefits]

EXHIBIT B

Restrictions. Whaley agrees he will remain subject to the restrictions of Article VIII of the Employment Agreement (which relates to confidentiality, competition, and certain other restrictions). Provided, however, that in the event that Whaley wishes to provide services to a company that would otherwise not be permitted under Article VIII of the Employment Agreement, Whaley may provide advance written notice to the Company, informing the Company as to the entity for which he proposes to perform services and the general nature of the services to be performed, and the Company may waive the application of Article VIII, which waiver may not be unreasonably withheld by the Company and which waiver will be confirmed or refused by the Company within five (5) business days of receipt of written notice from Whaley as provided for herein. Notwithstanding anything else contained in this Agreement, Whaley shall be permitted, during the time that Article VIII of the Employment Agreement remains in effect, to disclose the language of this section 3.2 in the form provided in Exhibit B to this Agreement, to a company for which he proposes to perform services.